Sibling Entertainment Group Holdings, Inc.
(formerly Sona Development Corp.)

Sibling Entertainment Group, Inc.

Proforma Combined Financial Statements

For the Twelve Months Ended December 31, 2006 and
Three Months Ended March 31, 2007

Sibling Entertainment Group Holdings, Inc.

The Unaudited ProForma Combined Statement of Operations of the Company for the twelve months ended December 31, 2006 and the three months ended March 31, 2007 (the "ProForma Statements of Operations") and the Unaudited ProForma Combined Balance Sheet of the Company as of March 31, 2007 (the "ProForma Balance Sheet") and together with the ProForma Statements of Operations for the periods then ended, the ("ProForma Combined Financial Statements") have been prepared to illustrate the effect of the merger of the company and Sibling Entertainment Group, Inc. as if such transaction took place on January 1, 2006. The historical information for Sibling Entertainment Group Holdings, Inc. for the year ended December 31, 2006 and the three months ended March 31, 2007 are from the audited and reviewed financial statements of the company as of each period respectively. The historical information for Sibling Entertainment Group for the year ended December 31, 2006 and the three months ended March 31, 2007 were compiled from the quarterly reports filed by Sibling Entertainment Group, Inc. The ProForma Combined Financial Statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The ProForma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. The ProForma Combined Financial Statements should be read in conjunction with the historical financial statements of the Company and Sibling Entertainment Group, Inc.

SIBLING ENTERTAINMET GROUP HOLDINGS, INC. AND SUBSIDIARIES
Combined Pro Forma Balance Sheet (Unaudited)

	Sibling Entertainment Group Holdings, Inc. ("SIBE")	Sibling Entertainment Group, Inc. ("SEGI")
	(A Development Stage Company)	(A Development Stage Company)

			Pro Forma
			Adjustments
	March 31,	March 31,	Increase	Pro Forma
	2007	2007	(Decrease)	Combined

ASSETS

CURRENT ASSETS
Cash	$136	$380,476	$-	$380,612
Due from related parties	-	199,939	-	199,939
Advances and prepaids	-	251,121	-	251,121
Loans receivable – related party	-	247,505	(11,077)	236,428
Other receivables	-	161,483	-	161,483

TOTAL CURRENT ASSETS	136	1,240,524	(11,077)	1,229,583

FIXED ASSETS
Computer equipment, net of accumulated depreciation	-	104,459	-	104,459

TOTAL FIXED ASSETS	-	104,459	-	104,459

OTHER ASSETS
Goodwill	-	9,684,781	-	9,684,781
Deposits	-	288,750	-	288,750
Recoupable advances	-	78,333	-	78,333
Production development costs	-	485,528	-	485,528
Investment in related companies	-	104,392	-	104,392
Other investments	1	8,766	-	8,767
Options purchased	-	22,000	-	22,000
Deferred loan costs	-	89,241	-	89,241
Deferred income taxes	-	104,000	-	104,000

TOTAL OTHER ASSETS	1	10,865,791	-	10,865,792

TOTAL ASSETS	$137	$12,210,774	$(11,077)	$12,199,834

The accompanying notes are an integral part of the financial statements.

SIBLING ENTERTAINMET GROUP HOLDINGS, INC. AND SUBSIDIARIES
Combined Pro Forma Balance Sheet (Unaudited)

	Sibling Entertainment Group Holdings, Inc. ("SIBE")	Sibling Entertainment Group, Inc. ("SEGI")
	(A Development Stage Company)	(A Development Stage Company)

				Pro Forma
				Adjustments
	March 31,	March 31,		Increase	Pro Forma
	2007	2007		(Decrease)	Combined

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$23,930	$420,327		$-	$444,257
Accrued expenses	-	160,710		-	160,710
Due to related parties	50,517	93,500		(11,077)	132,940
Short term loans payable	-	4,749,724		-	4,749,724
Current portion of long-term debt	-	10,248		-	10,248
Liabilities to be settled in stock	-	17,505		-	17,505
Deferred revenue	-	64,000		-	64,000
Derivative liability	-	41,643		-	41,643
Payroll liabilities	-	22,705		-	22,705

TOTAL CURRENT LIABILITIES	74,447	5,580,362		(11,077)	5,643,732

LONG-TERM LIABILITIES
Loan payable - related party	-	2,388,015		-	2,388,015
Long term convertible debentures, net of debt discount	-	726,190		-	726,190
Minority interest	-	424,590		-	424,590

TOTAL LIABILITIES	74,447	9,119,157		(11,077)	9,182,527

EQUITY

SIBE Common stock $0.0001 par value; 100,000,000 authorized shares; 13,074,066 shares issued and outstanding	1,307	-	(a)	3,536	4,843
SEGI Common stock $0.0001 par value; 100,000,000 authorized shares; 35,363,171 shares issued and outstanding	-	35,363	(a)	(35,363)	-
Additional paid in capital - warrants	-	732,650	(b)	498,577	1,231,227
Additional paid in capital	3,288,424	7,560,383	(a) (b) (c)	(3,830,791)	7,018,016
Accumulated deficit	-	(248,300)			(248,300)
Deficit accumulated during development stage	(3,364,041)	(4,988,479)	(b) (c)	3,364,041	(4,988,479)

TOTAL EQUITY	(74,310)	3,091,617		-	3,017,307

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$137	$12,210,774		$(11,077)	$12,199,834

The accompanying notes are an integral part of the financial statements.

SIBLING ENTERTAINMET GROUP HOLDINGS, INC. AND SUBSIDIARIES

	Sibling Entertainment Group Holdings, Inc. ("SIBE")	Sibling Entertainment Group, Inc. ("SEGI")
	(A Development Stage Company)	(A Development Stage Company)		Pro Forma

	For the Year Ended	For the Year Ended		Adjustments
	December 31,	December 31,		Increase	Pro Forma
	2006	2006		(Decrease)	Combined
REVENUES
Revenue - related companies
Gross Box Office revenues	$-	$436,429		$-	$436,429
Consulting fee income - related company	-	52,854		-	52,854
Executive producer fees - related company	-	52,849		-	52,849

TOTAL REVENUES	-	542,132		-	542,132

EXPENSES
Professional fees	$63,540	$685,883	(b)(d)	$435,037	$1,184,460
Management fees - related company	-	19,600		-	19,600
General and Administrative	419,070	1,022,625	(d)	(419,070)	1,022,625

PRODUCTION EXPENSES	-	1,303,637		-	1,303,637

OPERATING LOSS	$(482,610)	$(2,489,613)		$(15,967)	$(2,988,190)

Other Income (Expense)					-
Interest Income (Expense)	-	(12,994)		-	(12,994)
Impairment of investment - related company	-	(233,621)		-	(233,621)
Equity loss on investment - related company	-	(5,608)		-	(5,608)
Write down of promissory notes	(50,000)	-		50,000	-

NET LOSS BEFORE INCOME TAXES	$(532,610)	$(2,741,836)		$34,033	$(3,240,413)

TAXES	-	5,325		-	5,325

NET LOSS	$(532,610)	$(2,747,161)		$34,033	$(3,245,738)

LOSS PER SHARE	(0.05)	(0.10)			(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,619,576	27,880,026			37,208,900

The accompanying notes are an integral part of the financial statements.

SIBLING ENTERTAINMET GROUP HOLDINGS, INC. AND SUBSIDIARIES
Combined Pro Forma Statements of Operations (Unaudited)

	Sibling Entertainment Group Holdings, Inc. ("SIBE")	Sibling Entertainment Group, Inc. ("SEGI")
	(A Development Stage Company)	(A Development Stage Company)

	For the Three	For the Three		Pro Forma
	Months Ending	Months Ending		Adjustments
	March 31,	March 31,		Increase	Pro Forma
	2007	2007		(Decrease)	Combined
REVENUES
Revenue - related companies
Gross Box Office revenues	$-	$670,112		$-	$670,112
Consulting fee income - related company	-	59		-	59
Executive producer fees - related company	-	-		-	-

TOTAL REVENUES	-	670,171		-	670,171

EXPENSES
General and administrative :
Professional fees	60,655	300,213	(d)	(60,655)	300,213
Management fees - related company	-	-		-	-
Other	-	678,168		-	678,168

PRODUCTION EXPENSES	-	810,176		-	810,176

OPERATING LOSS	(60,655)	(1,118,386)		60,655	(1,118,386)

Other Income (Expense)
Interest Income (Expense)	(208,157)	(191,405	)(d)	208,157	(191,405)
Amortization of loan origination costs	-	(44,621)		-	(44,621)
Investor expense	-	(41,643)		-	(41,643)
Impairment of investment - related company	-	-		-	-
Equity loss on investment - related company	-	(336)		-	(336)
Write down of promissory notes	-	-		-	-

NET LOSS BEFORE INCOME TAXES	(268,812)	(1,396,391)		268,812	(1,396,391)

TAXES	-	(38,018)		-	(38,018)

NET LOSS	$(268,812)	$(1,434,409)		$268,812	$(1,434,409)

LOSS PER SHARE	(0.02)	(0.05)			(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	12,635,122	28,286,552			37,208,900

The accompanying notes are an integral part of the financial statements.

Sona Development Corp. and Subsidiaries

Notes to Pro Forma Consolidated Financial Statements
For the Three Months Ending March 31, 2007 (Unaudited)

NOTE-1 - Summary of Transaction

On June 28, 2006, the Company signed and publicly announced a definitive Agreement of Acquisition and Plan of Reorganization as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code between Sona Development Corp (“Sona”) and Sibling Entertainment Group, Inc. (“Sibling”) further amended on December 12, 2006 and August 13, 2007 for Sona to purchase Sibling’s subsidiaries and all other assets and liabilities of the Sibling including outstanding convertible debentures and Sona will issue to Sibling up to 37,208,900 shares of common stock for all outstanding shares of Sibling and Sona will issue stock purchase warrants allowing warrant holders to purchase an additional 26,657,424 shares of common stock. The acquisition is currently valued at $0.35 per share, or $13,023,115.

The shares of Sona would be distributed to Sibling and subsequently to the shareholders of Sibling pursuant to a registration of Sona’s stock. The convertible debentures owed by Sibling would be debt in Sona. This transaction provides for the acquisition of the following Sibling subsidiaries:

Subsidiary	State of Incorporation

Sibling Music Corp.	Delaware
Sibling Pictures, Inc.	Delaware
Reel Love on Film LLC	New York
(subsidiary of Sibling Pictures, Inc.)
Reel Productions, Inc.	New York
(subsidiary of Sibling Pictures, Inc.)
Sibling Theatricals, Inc.	Delaware
Hats Holdings, Inc.	Delaware
(subsidiary of Sibling Theatricals, Inc.)
HATS Denver LLC	Delaware
(subsidiary of Hats Holdings, Inc.)
HATS Chicago, LLC	Illinois
Sibling Properties, Inc.	Delaware
ChiTex, LLC	Delaware

The acquisition of SEGI by the Company is considered a re-capitalization of SEGI and SEGI is considered the acquirer for accounting and financial reporting purposes. In accordance with reverse acquisition accounting the proforma financial statements include the historical information of SEGI, with the following adjustments:

NOTE-2 - Management Assumptions

The pro forma consolidated balance sheet and statements of operations assumes that the entities were together as of January 1, 2006.

The pro forma consolidated balance sheet assumes: (a) the issuance of the 35,363,171 shares outstanding as of March 31, 2007 with an adjustment between SEGI’s $0.001 par value and SIBE’s $0.0001 par value increasing SIBE’s reported par value by $3,536, decreasing SEGI Par Value by $35,363 and the net amount of $31,827 against SIBE’s Additional Paid in Capital; (b) upon closing Moneta Capital Advisors, Inc. shall be entitled to five million (5,000,000) stock purchase warrants with an exercise price of $0.275/share with a five (5) year term valued at $498,577 increasing Additional paid in capital - warrants and Professional Fees on Statement of Operations; (c) upon closing the SIBE’s “Deficit accumulated during development stage” is charged-off against the combined “Additional Paid in Capital”; and (d) The expenses of SIBE deemed to be non recurring expense pre eliminated.